Exhibit 99.1

NEWS RELEASE For Immediate Release For additional information contact: Stephen R. Theroux, President & CEO 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES THE RETIREMENT OF STEPHEN W. ENSIGN

Newport, New Hampshire – March 15, 2013 – New Hampshire Thrift Bancshares, Inc. (the “Company”) (NasdaqGM: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today announced that Stephen W. Ensign will retire as an employee of the Company and the Bank, effective April 30, 2013. Mr. Ensign, who is in his 42nd year with the Bank, will continue to serve as the Chairman of the Boards of Directors for both the Company and the Bank.

Mr. Ensign served as President and Chief Operating Officer from 1987 to 1992 and as Chief Executive Officer from 1992 to 2012, when he transitioned to the role of Executive Chairman in June of last year. He was succeeded as the Chief Executive Officer by Stephen R. Theroux, who previously served in the roles of the Chief Financial Officer and Chief Operating Officer, first joining the Company in 1987.

When it was first known as the Newport Savings Bank, Mr. Ensign began his career with the Bank in 1971. And during his tenure, the institution grew from $13 million in assets with one full-time office to what is now a $1.3 billion company with 29 branches throughout New Hampshire and Vermont, as well as the 3 offices of the McCrillis & Eldredge Insurance, Co., a wholly owned subsidiary of the Bank.

Following his formal retirement on April 30th of this year, Mr. Ensign will continue to provide services to the Company and the Bank through a consulting agreement that will become effective on May 1, 2013.

Mr. Theroux emphasizes the impact of Mr. Ensign’s service stating, “Steve Ensign has been an iconic figure in the history of our Company and of the Bank. During the past 42 years he has been involved with every major decision that has shaped our institution and has seen us grow into a diverse $1.3 billion financial services company. We are fortunate to retain Steve’s guidance and presence as Chairman of our Boards of Directors.”

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally chartered stock savings bank, which provides a wide range of banking and financial services through 29 offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont. McCrillis & Eldredge Insurance, Inc., a wholly owned subsidiary of the Bank, is a full-line independent insurance agency, which offers a complete range of commercial insurance services and consumer products through three offices located in Newport and New London, New Hampshire, and Brandon, Vermont. New Hampshire Thrift Bancshares, Inc. has total assets of approximately $1.3 billion.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.